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
--------                                       U.S. SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER        3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:     APRIL 30, 1997
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
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
1. Name and Address of Reporting Person      2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                                                                 to Issuer (Check all applicable)
   Hinchliff          James                     Peoples Energy Corporation (PGL)                    Director             10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------    X  Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below)
   130 E. Randolph Drive                        Person (Voluntary)            11/1996
--------------------------------------------                            ---------------------      Senior Vice President
                  (Street)                         ###-##-####          5. If Amendment,           and General Counsel
                                                                           Date of Original        -------------------------
   Chicago          IL             60601                                   (Month/Year)
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    (City)       (State)            (Zip)
   United States                                 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4, and 5)          Beneficially     Form        direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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  Common Stock                      11/8/1996   M (1)         3,800.000   A       $27.50                        D
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  Common Stock                      11/8/1996   F (1)         3,300.000   D     $35.9375      20,442.000        D
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  Common Stock                                                                                 3,031.556 (2)    I          By
                                                                                                                           Company's
                                                                                                                           ESOP
                                                                                                                           Trustee
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                         (Print or Type Responses)                                   SEC 1474 (8-92)
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

FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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 Option (Right to Buy)              $27.50       11/8/1996   M (3)                      3,800.000    10/04/96  10/04/05
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 Stock Appreciation Rights          $27.50       11/8/1996   M (4)                      3,800.000    10/04/96  10/04/05
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

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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Na-
   lying Securities                    of         of Deriv-      ship           ture
   (Instr. 3 and 4)                    Deriv-     ative          Form           of In-
                                       ative      Securi-        of De-         direct
                                       Secur-     ties           rivative       Bene-
                                       ity        Bene-          Secu-          ficial
                                       (Instr.    ficially       rity:          Own-
                                       5)         Owned          Direct         ership
                                                  at End         (D) or         (Instr. 4)
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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 Common Stock        3,800.000        (3)            0.000             D
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 None (4)             0.000 (4)       (4)            0.000             D
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Explanation of Responses:
1. Acquisition of shares upon exercise of in-the-money option granted under the Company's Long-Term Incentive Compensation Plan exempt under Rule 16b-3. Withholding of shares to satisfy exercise price and tax withholding was exempt from Section 16(b)
pursuant to Rule 16b-3.
2. Acquired on a periodic basis by the Trustee of the Company's Employee Stock Ownership Plan for the account of Mr. Hinchliff through September 30, 1996, the latest date for which information is reasonably available. Acquisitions of shares were exempt from Section 16(b) pursuant to Rule 16b-3(c).
3. Exercise of in-the-money options granted under the Company's Long-Term Incentive Compensation Plan exempt under Rule 16b-3.
4. Cash-only settlement based on market price of Common Stock. Exercise is exempt pursuant to Rule 16b-3.


                                                                                   /s/ James Hinchliff                  12/09/96
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space is insufficient, See Instruction 6 for procedure.                                                    SEC 1474 (8-92)
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